UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Rexnord Corporation

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

76169B102

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Rexnord Acquisition Holdings I, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Rexnord Acquisition Holdings II, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 76169B102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer Rexnord Corporation
	(b)	Address of Issuer’s Principal Executive Offices 4701 West Greenfield Avenue Milwaukee, Wisconsin 53214

Item 2.	(a)

Name of Person Filing
This statement is filed by (i) Rexnord Acquisition Holdings I, LLC (“Rexnord I”), (ii) Rexnord Acquisition Holdings II, LLC (“Rexnord II”), (iii) Apollo Investment Fund VI, L.P. (“AIF VI”), (iv) Apollo Advisors VI, L.P. (“Advisors VI”), (v) Apollo Capital Management VI, LLC (“ACM VI”), (vi) Apollo Principal Holdings I, L.P. (“Principal I”), (vii) Apollo Principal Holdings I GP, LLC (“Principal I GP”), (viii) Apollo Management VI, L.P. (“Management VI”), (ix) AIF VI Management, LLC (“AIF VI Management”), (x) Apollo Management, L.P. (“Apollo Management”), (xi) Apollo Management GP, LLC (“Management GP”), (xii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xiii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Rexnord I and Rexnord II were previously record holders of common stock of the Issuer.  AIF VI is the sole member of Rexnord I.  Advisors VI is the general partner of AIF VI.  ACM VI is the general partner of Advisors VI.  Principal I is the sole member and manager of ACM VI, and Principal I GP is the general partner of Principal I.  Management VI is the manager of Rexnord I and Rexnord II, and of AIF VI.  AIF VI Management is the general partner of Management VI.  Apollo Management is the sole member and manager of AIF VI Management, and Management GP is the general partner of Apollo Management.  Management Holdings is the sole member and manager of Management GP, and Management Holdings GP is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP and the managers, as well as executive officers, of Management Holdings GP.  Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I, and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP  is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)

Citizenship
Rexnord I, Rexnord II, ACM VI, Principal I GP, AIF VI Management, Management GP, and Management Holdings GP are each Delaware limited liability companies.  AIF VI, Advisors VI, Principal I, Management VI, Apollo Management, and Management Holdings are Delaware limited partnerships.

	(d)	Title of Class of Securities Common Stock, par value $0.01
	(e)	CUSIP Number 76169B102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned: 0 for all Reporting Persons.
(b) Percent of class: 0.0% for all Reporting Persons.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 0 for all Reporting Persons.
(ii) Shared power to vote or to direct the vote: 0 for all Reporting Persons.
(iii) Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv) Shared power to dispose or to direct the disposition of: 0 for all Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2015

REXNORD ACQUISITION HOLDINGS I, LLC

By:	Apollo Management VI, L.P.,
its manager

	By:	AIF VI Management, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie Medley
	Title:	Vice President

REXNORD ACQUISITION HOLDINGS II, LLC

By:	Apollo Management VI, L.P.,
its manager

	By:	AIF VI Management, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie Medley
	Title:	Vice President

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie Medley
	Title:	Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President